UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 23, 2006

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 23, 2006, Cleveland-Cliffs Inc (the "Company") entered in to an unsecured Multicurrency Credit Agreement (the "Credit Agreement") with Fifth Third Bank, as Administrative Agent and Letter of Credit Issuer and 16 other financial institutions jointly led by Fifth Third Bank and Bank of America Corporation. The Credit Agreement provides for a $500 million revolving credit facility (which includes sublimits for swingline loans up to $10 million and standby letters of credit up to $50 million) with no scheduled maturities other than the five-year term of the Credit Agreement. Borrowings under the Credit Agreement bear interest at a floating rate based upon the prime rate or the LIBOR rate plus a margin. Proceeds from the Credit Agreement will be used to refinance existing indebtedness and to finance general working capital needs, including the funding of acquisitions. The Company has the ability to request an increase in available borrowings under the Credit Agreement by an additional amount of up to $100 million by obtaining the agreement of existing lenders to increase their lending commitments or by adding additional lenders.

Certain of the Company’s material subsidiaries have guaranteed the obligations of the Company under the Credit Agreement, and the Company has pledged 65% of the stock of one of subsidiaries (Cleveland-Cliffs International Holding Company) as collateral for its obligations under the Credit Agreement.

The Credit Agreement replaces the Company’s existing $350 million Multicurrency Credit Agreement ("$350 Million Credit Agreement") dated March 28, 2005 between the Company, Fifth Third Bank, Fleet National Bank, a Bank of America company, as Syndication Agent, and other lenders party thereto, which was scheduled to expire March 2007.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants including, among others, covenants regarding the maintenance of certain financial ratios, covenants relating to financial reporting, compliance with laws, transactions with affiliates, limitations on liens, mergers and sales of all or substantially all of the Company’s assets, limitations on accounting changes, and limitations on changes in the nature of the Company’s business.

The Credit Agreement provides for customary events of default, including, among other things, the event of nonpayment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect when made or confirmed, failure to perform or observe covenants within a specified period of time, a cross-default to other Company indebtedness of a specified amount, the bankruptcy or insolvency of the Company, monetary judgment defaults of a specified amount, actual or asserted invalidity of any loan documentation, a change of control of the Company, and ERISA defaults resulting in liability of a specified amount. In the event of a default by the Company (beyond any applicable grace or cure period), the requisite number of Lenders (or the Administrative Agent at their request) may declare all amounts owing under the Credit Agreement immediately due and payable, terminate the Lenders’ commitments to make loans under the Credit Agreement and/or exercise any and all remedies and other rights under the Credit Agreement. For certain defaults related to insolvency and receivership, the commitments of the Lenders will be automatically terminated and all outstanding loans and other amounts will become immediately due and payable.

Certain of the lenders and other parties under the Credit Agreement were lenders, agents and parties under the $350 Million Credit Agreement, and they and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

The Credit Agreement is filed herewith as Exhibit 4(a). The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

As discussed above under Item 1.01, the Company’s existing $350 Million Credit Agreement was replaced by the Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Credit Agreement was entered into June 23, 2006 the details of which are contained in Item 1.01 and incorporated into this Item 2.03 by reference.

Item 8.01 Other Events.

On June 26, 2006, the Company published a news release announcing that it entered into the Credit Agreement. The news release is contained in Item 9.01 as Exhibit 99(a) and incorporated into this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4(a) Multicurrency Credit Agreement, entered into as of June 13, 2006, among Cleveland-Cliffs Inc, various institutions from time to time as lenders, Fifth Third Bank as Administrative Agent and L/C Issuer, and Bank of America Corporation.

99(a) Cleveland-Cliffs Inc published a news release on June 26, 2006 captioned "Cleveland-Cliffs Announces $500 Million Credit Facility"

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

June 27, 2006	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

4.(a)	Multicurrency Credit Agreement, entered into as of June 23, 2006, among Cleveland-Cliffs Inc, various institutions from time to time as lenders, Fifth Third Bank as Administrative Agent and L/C Issuer, and Bank of America Corporation
99.(a)	Cleveland-Cliffs Inc published a news release dated June 26, 2006 captioned "Cleveland-Cliffs Announces $500 Million Credit Facility"